Exhibit 4.1

TERMS OF
Series B Convertible Preferred Shares,
par value US$0.00005 per share,
OF
GDS HOLDINGS LIMITED

The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, to be attached to the Series B Convertible Preferred Shares, par value US$0.00005 per share, of GDS Holdings Limited (the “Company”) are set out below:

Section 1.         Designation. The shares of such series shall be designated “Series B Convertible Preferred Shares,” and the number of shares constituting such series of preferred shares shall be 300,000 (the “Series B Convertible Preferred Shares”). The number of Series B Convertible Preferred Shares may be increased or decreased by resolution of the Board and the approval by the Holders of at least 75% of the then outstanding Series B Convertible Preferred Shares, voting as a separate class, together with any approval of members required for increasing the authorized share capital of the Company in accordance with the Memorandum and Articles (as herein defined); provided that no decrease shall reduce the number of Series B Convertible Preferred Shares to a number less than the number of shares of such series then outstanding.

Section 2.         Currency; Board lot. All Series B Convertible Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “US$” or “dollars” or “US dollars” refer to United States currency. The Series B Convertible Preferred Shares shall be issued in board lots of 200 shares.

Section 3.         Ranking. The Series B Convertible Preferred Shares shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to each other class or series of shares of the Company that the Company may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series B Convertible Preferred Shares, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution, including, without limitation, the Class A ordinary shares of the Company, par value US$0.00005 per share (the “Class A Ordinary Shares”) and the Class B ordinary shares of the Company, par value US$0.00005 per share (the “Class B Ordinary Shares”, together with the Class A Ordinary Shares, the “Ordinary Shares”) (such junior shares being referred to hereinafter collectively as “Junior Shares”). The Series B Convertible Preferred Shares shall rank equally with the Company’s issued and outstanding Series A Convertible Preferred Shares, which were issued on March 13, 2019.

The Series B Convertible Preferred Shares shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares of the Company that the Company may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series B Convertible Preferred Shares with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Parity Shares”).

The Series B Convertible Preferred Shares shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each other class or series of shares of the Company that the Company may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series B Convertible Preferred Shares with respect to dividend rights and rights upon liquidation, winding up or dissolution. The Series B Convertible Preferred Shares shall also rank junior to the Company’s existing and future indebtedness.

Section 4.         Dividends.

(a)            The Holders of Series B Convertible Preferred Shares shall be entitled to receive, in priority to the holders of the Junior Shares, to the fullest extent permitted by law, cumulative preferred dividends per Series B Convertible Preferred Share of an amount equal to (i) if such dividend is paid in cash, 3.75% per annum (as may be adjusted as described below, the “Regular Dividend Rate”) or (ii) if such dividend is paid in PIK Shares (as defined herein), 4.75% per annum (as may be adjusted as described below, the “PIK Rate”), in each case, of the Stated Value (as herein defined) of each Series B Convertible Preferred Share, payable quarterly in arrears in accordance with Section 4(b), before any dividends shall be declared, set apart for or paid on the Junior Shares (such preferred dividends, the “Regular Dividends”). For purposes hereof, the term “Stated Value” shall mean US$1,000 per Series B Convertible Preferred Share, as may be adjusted as described in Section 4(c). In the event that the Company has not redeemed all of the Series B Convertible Preferred Shares outstanding as of the sixth anniversary of the Issue Date pursuant to Section 8(a), the Regular Dividends for such outstanding Series B Convertible Preferred Shares, notwithstanding Section 4(e) below, shall become payable in cash only thereafter, and the Regular Dividend Rate shall, as of the immediately succeeding Regular Dividend Period (as herein defined) following the sixth anniversary of the Issue Date, be increased by an additional 3.0% per annum of the Stated Value of each share of Series B Convertible Preferred Shares, and such adjusted Regular Dividend Rate shall be further increased by 50 basis points per each Regular Dividend Period thereafter for so long as any Series B Convertible Preferred Shares remain outstanding.

(b)            Regular Dividends shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on March 15, 2026 (each such payment date being a “Regular Dividend Payment Date,” and the period from the Issue Date to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”). The amount of Regular Dividends payable on the Series B Convertible Preferred Shares for any period shall be computed on the basis of a 360-day year and a 30-day month.

(c)            Regular Dividends shall begin to accrue and be cumulative from the Issue Date (and with respect to PIK Shares (as herein defined), from the relevant Regular Dividend Payment Date in respect of which such PIK Shares were issued or were scheduled to be issued). For the avoidance of doubt, dividends shall accumulate whether or not in any Regular Dividend Period there have been funds of the Company legally available for the payment of such dividends, and furthermore, if a Regular Dividend, or any portion thereof, has accrued but has not been paid out in cash or in PIK Shares, then such Regular Dividend shall be paid out and issued, or deemed issued, in PIK Shares.

(d)            Except as otherwise provided herein, if at any time the Company pays less than the total amount of Regular Dividends then accumulated with respect to the Series B Convertible Preferred Shares, such payment shall be distributed pro rata among the Holders thereof based upon the Stated Value on all Series B Convertible Preferred Shares held by each such Holder. When Regular Dividends are not paid in full upon the Series B Convertible Preferred Shares, all Regular Dividends declared on Series B Convertible Preferred Shares and any other Parity Shares shall be paid pro rata so that the amount of Regular Dividends so declared on the Series B Convertible Preferred Shares and each such other class or series of Parity Shares shall in all cases bear to each other the same ratio as accumulated Regular Dividends (for the full amount of dividends that would be payable for the most recently payable dividend period if dividends were declared in full on non-cumulative Parity Shares) on the Series B Convertible Preferred Shares and such other class or series of Parity Shares bear to each other.

(e)            The Regular Dividends may, at the option of the Company in its sole and absolute discretion, to the fullest extent permitted by law and except where required pursuant to Section 4(a) to be paid in cash only, be paid in cash or in additional duly authorized, validly issued and fully paid and non-assessable Series B Convertible Preferred Shares in lieu of cash (such additional Series B Convertible Preferred Shares, the “PIK Shares”), or a combination thereof. With respect to the payment of any Regular Dividends (or any portion thereof) in PIK Shares, the number of PIK Shares to be issued in payment of such Regular Dividend (or such portion thereof) with respect to each outstanding Series B Convertible Preferred Share shall be calculated as the Stated Value per Series B Convertible Preferred Share times the PIK Rate but minus the cash dividend (per each Series B Convertible Preferred Share) already made during the relevant Regular Dividend Period divided by the Stated Value per Series B Convertible Preferred Shares. The payment of any Regular Dividend (or any portion thereof) in PIK Shares may be issued in the form of fractional Series B Convertible Preferred Shares, provided, however, for the avoidance of doubt, that in connection with any conversion of Series B Convertible Preferred Shares into Class A Ordinary Shares or ADSs, any amounts corresponding to a fractional Class A Ordinary Share or ADS shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter).

(f)             Each Regular Dividend shall be payable to the Holders of record of Series B Convertible Preferred Shares as they appear on the register of members of the Company at the Close of Business on the fifteenth (15th) day preceding the Regular Dividend Payment Date (each, a “Regular Dividend Payment Record Date”) (unless any such day is not a Business Day, in which event the Regular Dividend Payment Record Date shall be the next succeeding Business Day).

(g)            From and after the time, if any, that the Company shall have failed to pay all accumulated and unpaid Regular Dividends for all prior Regular Dividend Periods in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Shares) by the Company, directly or indirectly until all such Regular Dividends have been paid in full without the consent of the Holders of at least 75% of the then outstanding Series B Convertible Preferred Shares; provided, however, that the foregoing limitation shall not apply to:

(1)            purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Company or any of its Subsidiaries;

(2)            an exchange, redemption, reclassification or conversion of any class or series of Junior Shares for any other class or series of Junior Shares including, without limitation, the exchange of Class A Ordinary Shares for Class B Ordinary Shares (or vice versa) in accordance with the provisions of the Memorandum and Articles; or

(3)            any dividend in the form of shares, warrants, options or other rights where the dividended shares or the shares issuable upon exercise of such warrants, options or other rights is the same share as that on which the dividend is being paid or ranks equal or junior to that share.

Section 5.         Liquidation, Dissolution or Winding Up.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Company and before any distribution or payment shall be made to holders of any Junior Shares, each Holder of Series B Convertible Preferred Shares shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per Series B Convertible Preferred Share equal to the greater of:

(1)            the Stated Value per Series B Convertible Preferred Share, plus an amount equal to any Regular Dividends accumulated but unpaid thereon (whether or not declared) after the immediately preceding Regular Dividend Payment Date to but excluding the date of Liquidation; and

(2)            the payment such Holders would have received had such Holders, immediately prior to such Liquidation, converted their Series B Convertible Preferred Shares into Class A Ordinary Shares (at the then applicable Conversion Rate) pursuant to Section 7, (the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series B Convertible Preferred Shares will not be entitled to any other amounts from the Company after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Company’s remaining assets.

(b)            If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series B Convertible Preferred Shares and the corresponding amounts payable on the Parity Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c)            For purposes of this Section 5, the merger or consolidation of the Company with or into any other Company or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

Section 6.         Voting Rights.

(a)            The Holders of the Series B Convertible Preferred Shares shall be entitled to (i) vote with the holders of the Ordinary Shares on all matters submitted for a vote of holders of Ordinary Shares, (ii) a number of votes per Series B Convertible Preferred Share equal to the number of Class A Ordinary Share into which each such Series B Convertible Preferred Share is then convertible at the time of the related record date and (iii) notice of all shareholders’ meetings (or pursuant to any action by written consent) in accordance with the Memorandum and Articles as if the Holders of Series B Convertible Preferred Shares were holders of Class A Ordinary Shares. Except as provided by law or by the provisions of Section 6(b), Holders of Series B Convertible Preferred Shares shall vote together with the holders of Ordinary Shares as a single class.

(b)            For so long as any Series B Convertible Preferred Shares remain outstanding, the Company shall not, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by Holders of at least 75% of the then outstanding Series B Convertible Preferred Shares, take any of the following actions:

(1)            amend or modify the rights, preferences, privileges or voting powers of the Series B Convertible Preferred Shares;

(2)            change, amend, alter or repeal any provisions of the Memorandum and Articles in a manner that materially and adversely affects the rights, preferences, privileges or voting powers of the Series B Convertible Preferred Shares differently from the other classes of Capital Shares; or

(3)            increase or decrease the number of authorized Series B Convertible Preferred Shares or issue any additional Series B Convertible Preferred Shares (except that the issuance by the Company of any PIK Shares in accordance with the terms hereof shall not require any such written consent or affirmative vote of such Holders of Series B Convertible Preferred Shares pursuant to this Section 6(b)(3));

provided that, for the avoidance of doubt, (A) the issuance by the Company of any new Capital Shares with any right, preference, privilege or power which is on parity with, or senior to, the Series B Convertible Preferred Shares shall not be deemed to require such written consent or affirmative vote of such Holders of Series B Convertible Preferred Shares pursuant to Section 6(b) (and, for the avoidance of doubt, such new Capital Shares shall be deemed to be on parity with, or senior to, the Series B Convertible Preferred Shares if the terms thereof grant to the Holders thereof any or all of (x) the right to receive dividends, (y) the right to receive distributions upon liquidation, dissolution or winding up, and (z) the right to redeem such new Capital Shares, in each case on parity with or in priority to the Series B Convertible Preferred Shares), and (B) the granting, to such Holders of such new Capital Shares, of any such other right, preference, privilege or power as are deemed by Board (in its sole and absolute discretion) to be customary in equity financings, shall not be deemed to require such written consent or affirmative vote of such Holders of Series B Convertible Preferred Shares pursuant to Section 6(b).

Section 7.         Conversion.

(a)            Optional Conversion. Holders of the Series B Convertible Preferred Shares may not convert their Series B Convertible Preferred Shares at any time on or prior to March 31, 2027 (the “Non-Conversion Period”). A Holder may surrender all or any portion of its Series B Convertible Preferred Shares for conversion at any time during any calendar quarter commencing after the calendar quarter ending March 31, 2027 until the calendar quarter ending on September 30, 2031 (and only during any such calendar quarter), if the Last Reported Sale Price of the Class A Ordinary Shares (translated into US dollars at the prevailing exchange rate) for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day. After September 30, 2031, each Holder of Series B Convertible Preferred Shares shall have the right, at such Holder’s option, to convert any or all of such Holder’s Series B Convertible Preferred Shares. The Series B Convertible Preferred Shares to be converted shall be converted into a number of Class A Ordinary Shares (subject to the Holder’s election to receive ADSs in lieu of Class A Ordinary Shares, as set forth herein) equal to the product of (i) the aggregate Stated Value of the Series B Convertible Preferred Shares to be converted divided by the Stated Value per Series B Convertible Preferred Share multiplied by (ii) the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 9(i), plus an amount in cash per Series B Convertible Preferred Share equal to accrued but unpaid dividends on such Series B Convertible Preferred Share after the immediately preceding Regular Dividend Payment Date to but excluding the applicable Optional Conversion Date (as herein defined), out of funds legally available therefor (the “Conversion Obligation”); provided, however, that if, during the Non-Conversion Period, the Company exercises its optional redemption right under Section 8(b), Section 8(d) or Section 8(j), notwithstanding the restrictions of the Non-Conversion Period set forth in the first sentence of this Section 7(a), the Holder shall have the right to convert any of all of such Holder’s Series B Convertible Preferred Shares during such period; provided further that if any such conversion occurs prior to the Resale Restriction Termination Date, any Class A Ordinary Shares issued upon such conversion shall be subject to the restrictions described in Section 20 hereof.

(b)            When converting the Series B Convertible Preferred Shares, the Holders may elect to receive ADSs in lieu of any Class A Ordinary Shares deliverable upon conversion by specifying in the relevant Notice of Conversion such election, provided that such election shall apply to all (but not part) of the Class A Ordinary Shares deliverable upon conversion. If a Holder elects to receive ADSs in lieu of any Class A Ordinary Shares deliverable upon conversion, the Company shall deliver ADSs equal to the number of Class A Ordinary Shares deliverable upon conversion as described above (without taking into account any fractional shares) divided by the number of Class A Ordinary Shares then represented by one ADS immediately after the close of business as of the relevant Conversion Date, rounded down to the nearest whole number. Regardless of whether a Holder elects to receive Class A Ordinary Shares in lieu of any ADS deliverable upon conversion, the Company shall not issue any fractional ADS upon conversion of the Series B Convertible Preferred Shares and shall instead pay cash in lieu of any fractional ADS issuable upon conversion based on the VWAP for the relevant Conversion Date.

If the Holder has requested to receive Class A Ordinary Shares in the Notice of Conversion, to the extent permitted under applicable law and the rules and procedures of CCASS, the Company shall take all necessary action to enable the Class A Ordinary Shares, if any, deliverable to such Holder, in settlement upon conversion to be delivered to such Holder’s designated Hong Kong stock account in CCASS for so long as the Class A Ordinary Shares are listed on the Hong Kong Stock Exchange; provided that, if such Holder elects in the Notice of Conversion to receive Class A Ordinary Shares outside of CCASS or if the restrictive legend on the Series B Convertible Preferred Share has not been removed prior to the Conversion Date, the Company shall make share certificate or certificates representing such number of Class A Ordinary Shares available for collection at the office of the Hong Kong Share Registrar or, if so requested in the relevant Notice of Conversion, cause the Hong Kong Share Registrar to mail (at the risk, and, if sent at the Holder’s request otherwise than by ordinary mail, at the expense, of the Person to whom such certificate or certificates are sent) such certificate or certificates to the Person and at the place specified in the Notice of Conversion. Any Holder who elects to receive ADSs upon conversion shall comply with the procedures of the Depositary and ADS Depositary in effect at that time to convert such Series B Convertible Preferred Shares. In connection with the conversion of any Series B Convertible Preferred Shares, the Holder shall complete, manually sign (or via the e-signature of an authorized signatory of the Holder) and deliver a duly completed irrevocable notice to the Company as set forth in the Form of Notice of Conversion (a “Notice of Conversion”) and state in writing therein the number of Series B Convertible Preferred Shares to be converted and the name or names (with addresses) in which such Holder wishes any Class A Ordinary Shares or ADSs to be registered upon settlement of the Conversion Obligation, including, (x) if applicable, provided that the Holder makes to the Company the Non-Affiliate Representation, the Holder’s election to receiving Class A Ordinary Shares upon conversion and, (y) if the Holder prefers to receive the Class A Ordinary Shares through CCASS, its Hong Kong stock account in CCASS, and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any Class A Ordinary Shares to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Series B Convertible Preferred Shares to the Company, (3) if required, furnish appropriate endorsements and transfer documents, and (4) comply with the procedures of the ADS Depositary in effect at that time to convert such Series B Convertible Preferred Shares.

When converting any Series B Convertible Preferred Shares, the Holder will be deemed to represent to the Company that such Holder is not an “affiliate” (as defined in Rule 144) of the Company and has not been an “affiliate” of the Company during the three months immediately preceding the Conversion Date (such representation, the “Non-Affiliate Representation”). In addition, a converting Holder must complete in the Notice of Conversion a representation that the Holder is not an “affiliate” (as defined in Rule 144) of the Company and has not been an “affiliate” of the Company during the three months immediately preceding the Conversion Date. Any Holder unable to make such representation will be required to receive Class A Ordinary Shares on the Company’s Cayman Islands register of members, and will not receive either freely tradeable ADSs or Class A Ordinary Shares that settle through CCASS.

(c)            If the Company elects to:

(i)	issue to all or substantially all holders of the Class A Ordinary Shares (directly or in the form of ADSs) any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, so long as such rights have not separated from the Class A Ordinary Shares and are not exercisable until the occurrence of a triggering event, except that such rights will be deemed to be distributed under this clause (A) upon their separation from the Class A Ordinary Shares or upon the occurrence of such triggering event) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Class A Ordinary Shares (directly or in the form of ADSs) at a price per share that is less than the average of the Last Reported Sale Prices of the ADSs, divided by the number of Class A Ordinary Shares then represented by one ADS, for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(ii)	distribute to all or substantially all holders of the Class A Ordinary Shares (directly or in the form of ADSs) the Company’s assets, securities or rights to purchase securities of the Company, which distribution has a per share value, as determined by the Board of Directors, exceeding 10% of (i) the Last Reported Sale Price of the ADSs on the Trading Day preceding the date of announcement for such distribution, divided by (ii) the number of Class A Ordinary Shares then represented by one ADS, then, in either case, the Company shall notify the Holders of the Series B Convertible Preferred Shares in writing at least 50 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan or the occurrence of any such triggering event under a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur). Once the Company has given such notice, a holder may surrender all or any portion of its Series B Convertible Preferred Shares for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Company’s announcement that such issuance or distribution will not take place, in each case, even if the Series B Convertible Preferred Shares are not otherwise convertible at such time. A Holder may not exercise this right to convert if it participates, at the same time and upon the same terms as Holders of the Class A Ordinary Shares and solely as a result of holding the Series B Convertible Preferred Shares, in such issuance or distribution described in this clause (ii) without having to convert its Series B Convertible Preferred Shares as if it held a number of Class A Ordinary Shares equal to the applicable Conversion Rate in effect on the record date for such issuance or distribution multiplied by the principal amount (expressed in thousands) of Series B Convertible Preferred Shares held by such Holder.

If (1) a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs, regardless of whether a Holder has the right to require the Company to repurchase the Series B Convertible Preferred Shares pursuant to Section 8(c), or (2) if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets pursuant to which the ADSs would be converted into cash, securities or other assets, all or any portion of a Holder’s Series B Convertible Preferred Shares may be surrendered for conversion at any time from the Effective Date of such transaction until 35 Trading Days after the Effective Date of such transaction or, if such transaction also constitutes a Fundamental Change until the close of business on the second Business Day immediately prior to the related Fundamental Change Repurchase Date. The Company shall notify Holders of such transaction in writing no later than such Effective Date. If the Company does not provide such notice by the Effective Date of such transaction, then the last day on which the Series B Convertible Preferred Shares are convertible shall be extended by the number of Business Days from, and including, the Effective Date thereof to, but excluding, the date the Company provides the notice.

(d)            If the Company calls any or all of the Series B Convertible Preferred Share for redemption pursuant to Section 8(a), Section 8(b), Section 8(d), Section 8(j), then a Holder may surrender any or all of its Series B Convertible Preferred Shares so called for conversion at any time prior to the close of business on the second Scheduled Trading Day prior to the redemption date, even if the Series B Convertible Preferred Shares are not otherwise convertible at such time. After that time, the right to convert such Series B Convertible Preferred Shares on account of the Company’s delivery of the Redemption Notice shall expire, unless the Company defaults in the payment of the relevant redemption price on the redemption date, in which case a Holder may convert any or all of its Series B Convertible Preferred Shares called for redemption until the relevant redemption price has been paid or duly provided for.

(e)            Optional Conversion Procedures. A Holder must do each of the following in order to convert its Series B Convertible Preferred Shares pursuant to Section 7(a):

(1)            complete and manually sign (or via the e-signature of an authorized signatory of the Holder) the Notice of Conversion provided by the Conversion Agent (as herein defined), and deliver such notice to the Conversion Agent; and

(2)            if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Company.

The Company shall, if required, pay any documentary, stamp, issue, transfer or similar tax not payable by the Company pursuant to Section 7(i).

The “Optional Conversion Date” means the date on which a Holder complies in all respects with the procedures set forth in this Section 7(e).

(f)            Effect of Conversion. Effective immediately prior to the Close of Business on the Optional Conversion Date (the applicable “Conversion Date”) applicable to any Series B Convertible Preferred Shares, dividends shall no longer accrue or be declared on any such Series B Convertible Preferred Shares and such Series B Convertible Preferred Shares shall cease to be outstanding.

(g)            Record holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Ordinary Shares (or ADSs in lieu of Class A Ordinary Shares) and, to the extent applicable, cash, issuable upon conversion of Series B Convertible Preferred Shares on a Conversion Date shall be treated for all purposes as the record Holder(s) of such Class A Ordinary Shares and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant conversion procedures contained in Section 7(e) (and in any event no later than five Trading Days thereafter in the case of Class A Ordinary Shares, or seven Trading Days thereafter in the case of ADSs), the Company shall allot and issue the number of whole Class A Ordinary Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares) and enter the name of the applicable Holder in the register of members of the Company in respect of such Class A Ordinary Shares so allotted and issued. Such delivery of Class A Ordinary Shares and, if applicable, cash shall be made, at the option of the applicable Holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the Class A Ordinary Shares to the Holders at their respective addresses as set forth in the Notice of Conversion. If fewer than all of the Series B Convertible Preferred Shares held by any Holder hereto are converted pursuant to Section 7(b), then a new certificate representing the unconverted Series B Convertible Preferred Shares shall be issued to such Holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable Class A Ordinary Shares. In the event that a Holder shall not by written notice designate the name in which Class A Ordinary Shares and, to the extent applicable, cash in lieu of fractional shares, to be delivered upon conversion of Series B Convertible Preferred Shares should be registered or paid, or the manner in which such Class A Ordinary Shares and, if applicable, cash should be delivered, the Company shall be entitled to register and deliver such Class A Ordinary Shares and, if applicable, cash in the name of the Holder and in the manner shown on the records of the Company.

(h)            Status of Converted or Acquired Shares. Series B Convertible Preferred Shares duly converted in accordance with the terms hereof, or otherwise acquired by the Company in any manner whatsoever, shall be cancelled promptly after the acquisition thereof. All such Class B Ordinary Shares shall upon their cancellation become authorized but unissued preferred shares of the Company, without designation as to series, until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Memorandum and Articles.

(i)             Taxes.

(1)            The Company and its paying agent shall be entitled to withhold taxes on all payments (and deemed distributions, if any) on the Series B Convertible Preferred Shares or Class A Ordinary Shares or other securities issued upon conversion of the Series B Convertible Preferred Shares to the extent required by law. Prior to the date of any such payment, each Holder of Series B Convertible Preferred Shares or Class A Ordinary Shares or other securities issued upon conversion of the Series B Convertible Preferred Shares shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable. If the information on any such form provided by the Holder changes, or any such form becomes obsolete, expired or inaccurate in any respect, or upon the Company’s reasonable request, the Holder shall provide the Company with an updated version of such form.

(2)            Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), the Company and each Holder of Series B Convertible Preferred Shares agrees not to treat the Series B Convertible Preferred Shares (based on their terms as set forth herein) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(3)            The Company shall pay any documentary, stamp, issue, transfer or similar tax due on the issue of Class A Ordinary Shares upon conversion of the Series B Convertible Preferred Shares. However, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Class A Ordinary Shares or Series B Convertible Preferred Shares in a name other than that of the Holder of the Series B Convertible Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue and delivery has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

Each Holder of Series B Convertible Preferred Shares and the Company agree to cooperate with each other in connection with any redemption, in whole or in part, of the Series B Convertible Preferred Shares and to use good faith efforts, at such Holders’ expense, to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided that nothing in this Section 7(i) shall require the Company to purchase any Series B Convertible Preferred Shares, and provided further that the Company makes no representation or warranty in this Section 7(i) regarding the tax treatment of any redemption of Series B Convertible Preferred Shares.

(j)            Increased Conversion Rate Applicable to Certain Series B Convertible Preferred Shares Surrendered in Connection with Make-Whole Fundamental Change, Trigger Event, Tax Redemption, Cleanup Redemption or Optional Redemption by the Company after 2029 upon Certain Trading Thresholds

(1)	If a Make-Whole Fundamental Change occurs while the Series B Convertible Preferred Shares are outstanding and a Holder elects to convert its Series B Convertible Preferred Shares in connection with such Make-Whole Fundamental Change the Company shall, under the circumstances described below, increase the Conversion Rate for the Series B Convertible Preferred Shares so surrendered for conversion by a number of additional Class A Ordinary Shares (the “Additional Shares”), as set forth below.

(2)	Upon surrender of the Series B Convertible Preferred Shares for conversion in connection with a Make-Whole Fundamental Change, the Company shall satisfy the related Conversion Obligation by settlement in Class A Ordinary Shares, in accordance with Section 7; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Change of Control, the reference property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Series B Convertible Preferred Shares following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Share Price for the transaction and shall be deemed to be an amount of cash per Series B Convertible Preferred Shares equal to the Conversion Rate (including any adjustment for Additional Shares), multiplied by such Share Price.

(3)	The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table below, based on (i) the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and (ii) the price paid (or deemed to be paid) per Share in the Make-Whole Fundamental Change (which, if relevant, being as translated into US dollars at the prevailing exchange rate the “Share Price”). If the Holders of the Series B Convertible Preferred Shares receive in exchange for their shares only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Change of Control, the Share Price shall be the cash amount paid per Share. Otherwise, the Share Price shall be the average of the Last Reported Sale Prices of the Class A Ordinary Shares over the ten Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(4)	The Share Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Series B Convertible Preferred Shares is otherwise adjusted. The adjusted Share Prices shall equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 9.

(5)	The following table sets forth the number of Additional Shares to be received per Series B Convertible Preferred Shares pursuant to this Section 7(j) for each Share Price and Effective Date set forth below , provided that for any Effective Date following February 6, 2032, the same number of Additional Shares to be received per Series B Convertible Preferred Shares pursuant to this Section 7(j) shall apply as those set out for February 6, 2032:

Effective Date	Share Price
	5.79	6.00	6.50	6.80	7.00	8.00	9.00	10.20	12.50	15.00	20.00	25.00
February 6, 2026	25.7230	23.6633	19.6154	17.6456	16.4843	12.0188	9.0256	6.5363	3.5656	1.7440	0.1880	0.0000
February 6, 2027	25.7230	22.7817	18.5831	16.5794	15.4129	11.0363	8.2122	5.9275	3.2416	1.5913	0.1670	0.0000
February 6, 2028	25.7230	21.6450	17.2323	15.1779	14.0000	9.7413	7.1467	5.1324	2.8152	1.3847	0.1380	0.0000
February 6, 2029	25.7230	20.4767	15.6862	13.5265	12.3157	8.1650	5.8556	4.1804	2.3168	1.1500	0.1055	0.0000
February 6, 2030	25.7230	19.2883	13.8123	11.4515	10.1729	6.1463	4.2411	3.0137	1.7064	0.8600	0.0665	0.0000
February 6, 2031	25.7230	18.2233	11.3031	8.5235	7.1157	3.4338	2.2356	1.6137	0.9528	0.4940	0.0270	0.0000
February 6, 2032	25.7230	18.2233	6.8569	0.0706	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

i.	if the Share Price is between two Share Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

ii.	if the Share Price is greater than US$25.00 per Share (subject to adjustment in the same manner as the Share Prices set forth in the column headings of the table above), no Additional Shares shall be added to the Conversion Rate; and

iii.	if the Share Price is less than US$5.79 per Share (subject to adjustment in the same manner as the Share Prices set forth in the column headings of the table above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per Series B Convertible Preferred Shares exceed 172.7116 shares, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 9.

(6)	Nothing in this Section 7(h) shall prevent an adjustment to the Conversion Rate pursuant to Section 9.

If the Holder elects to convert its Series B Convertible Preferred Shares in connection with the Company’s election to (a) redeem the Series B Convertible Preferred Share in respect of a Change in Tax Law pursuant to Section 8(d), (b) redeem the Series B Convertible Preferred Share at the Company’s option upon a Trigger Event pursuant to Section 8(b)(i) or at the Company’s option for the reason described in Section 8(b)(ii), or (c) redeem the Series B Convertible Preferred Share for clean-up pursuant to Section 8(j), in each case, the Conversion Rate shall be increased by a number of additional Shares determined pursuant to this Section 7(j). The Company shall settle conversions of Series B Convertible Preferred Share as described in Section 7.

A conversion shall be deemed to be “in connection with” the Company’s election to (i) redeem the Series B Convertible Preferred Share in respect of a Change in Tax Law pursuant to Section 8(d), (ii) redeem the Series B Convertible Preferred Share at the Company’s option upon a Trigger Event pursuant to Section 8(b)(i) or at the Company’s option for the reason described in Section 8(b)(ii), or (iii) redeem the Series B Convertible Preferred Share for clean-up pursuant to Section 8(j) if the Company receives the relevant conversion during the period from, and including, the date the Company provides the related Redemption Notice to Holders until the close of business on the second Scheduled Trading Day immediately preceding the related redemption date (or, if the Company fails to pay the relevant redemption price, such later date on which the Company pays the relevant redemption price).

For the avoidance of doubt, the Company will only adjust the Conversion Rate with respect to any Series B Convertible Preferred Shares called for Optional Redemption and not with respect to the Series B Convertible Preferred Shares not called for Optional Redemption. If the Company elects to redeem less than all of the outstanding Series B Convertible Preferred Shares, then Holders of the Series B Convertible Preferred Shares not called for Optional Redemption will not be entitled to an increased Conversion Rate for such Series B Convertible Preferred Shares as described herein on account of the redemption.

The number of additional Shares by which the Conversion Rate will be increased in the event a Holder elects to convert in connection with the Company election to redeem the Series B Convertible Preferred Shares pursuant to Section 8(b), Section 8(d) and Section 8(j) hereof will be determined by reference to the table in clause (5) above based on the Redemption Reference Date and the Redemption Reference Price (each as defined below), but determined as if (x) the Holder had elected to convert its Series B Convertible Preferred Shares in connection with a Make-Whole Fundamental Change, (y) the applicable “Redemption Reference Date” were the “Effective Date” as specified above and (z) the applicable “Redemption Reference Price” were the “Share price” as specified above (and subject, for the avoidance of doubt, to the two paragraphs immediately following such table). “Redemption Reference Date” means the date the Company delivers the relevant Redemption Notice. “Redemption Reference Price” means, for any conversion in connection with the Company’s election to redeem the Series B Convertible Preferred Shares in respect of a Change in Tax Law pursuant to Section 8(d), redeem the Series B Convertible Preferred Shares at the Company’s option pursuant to Section 8(b) or redeem the Series B Convertible Preferred Shares for cleanup purposes pursuant to Section 8(j), as the case may be, the average of the Last Reported Sale Prices (translated into US Dollars based on the prevailing exchange rate) of the Class A Ordinary Shares over the 10 consecutive Trading Day period ending on, and including the Trading Day immediately preceding, the date the Company delivers the relevant redemption notice.

Section 8.         Redemption and Repurchase.

(a)            Optional Redemption by the Company after February 6, 2032. The Series B Convertible Preferred Shares may be redeemed by the Company, in whole but not in part, at the option of the Company, upon giving notice of redemption pursuant to Section 8(d), at a redemption price per share equal to the sum of the Stated Value per Series B Convertible Preferred Share to be redeemed plus an amount per share equal to accrued but unpaid dividends on such Series B Convertible Preferred Shares after the immediately preceding Regular Dividend Payment Date to but excluding the date of redemption out of funds legally available therefor.

(b)            Optional Redemption by the Company upon a Trigger Event and Optional Redemption by the Company after February 13, 2029 upon Certain Trading Thresholds. The Series B Convertible Preferred Shares may be redeemed by the Company, in whole but not in part, (i) at any time upon the occurrence of a Trigger Event; or (ii) if, at any time beginning on February 13, 2029, the VWAP per Class A Ordinary Share of the Company , translated into US Dollars based on the prevailing exchange rate, equals or exceeds US$10.20 (adjusted as described in Section 9) for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (“VWAP”), at the Company’s election, in each case, at a redemption price per share equal to the sum of the Stated Value per Series B Convertible Preferred Share to be redeemed plus an amount per share equal to accrued but unpaid dividends on such Series B Convertible Preferred Shares after the immediately preceding Regular Dividend Payment Date to but excluding the date of redemption out of funds legally available therefor.

(c)            Repurchase at the Option of the Holder Upon a Fundamental Change.

(1)            Upon the occurrence of a Fundamental Change, each Holder of Series B Convertible Preferred Shares shall have the right to require the Company to repurchase, by irrevocable, written notice to the Company, all or any portion of such Holder’s Series B Convertible Preferred Shares at a purchase price per Series B Convertible Preferred Share equal to the sum of (x) 100% multiplied by the Stated Value per Series B Convertible Preferred Share plus (y) an amount equal to accrued but unpaid dividends on such Series B Convertible Preferred Share after the immediately preceding Regular Dividend Payment Date to but excluding the date of repurchase (the “Fundamental Change Repurchase Price”); provided that, in each case (but, for the avoidance of doubt, not in the event where such Holder actually converts its Series B Convertible Preferred Shares into Class A Ordinary Shares), the Company shall only be required to pay the Fundamental Change Repurchase Price after (i) the Satisfaction of the Indebtedness Obligations and (ii) to the extent such repurchase can be made out of funds legally available therefor.

(2)            Within 30 days of the occurrence of a Fundamental Change, the Company shall send notice by first class mail, postage prepaid, addressed to the Holders of record of the Series B Convertible Preferred Shares at their respective last addresses appearing in the register of members of the Company stating (1) that a Fundamental Change has occurred, (2) that all Series B Convertible Preferred Shares tendered prior to a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed shall be accepted for repurchase and (3) the procedures that Holders of the Series B Convertible Preferred Shares must follow in order for their Series B Convertible Preferred Shares to be repurchased, including the place or places where certificates for such Series B Convertible Preferred Shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of Series B Convertible Preferred Shares designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other Series B Convertible Preferred Shares.

(d)            Redemption for Taxation Reasons.

(1)	The Series B Convertible Preferred Shares may be redeemed at the Company’s option, as a whole but not in part (except in respect of certain Holders that elect otherwise as described below) (a “Tax Redemption”), at the Tax Redemption Price, if the Company has or would become obligated to pay to the Holder of any Series B Convertible Preferred Shares any Additional Amounts as a result of (i) any change or amendment that is not publicly announced before, and that becomes effective on or after, the Issue Date or, in the case of a Successor Company, the date such Successor Company assumes all of the Company’s obligations under the Series B Convertible Preferred Shares, or in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction on a date that is after the Issue Date, after such date upon which such jurisdiction becomes a Relevant Taxing Jurisdiction, in the laws or any rules or regulations of a Relevant Taxing Jurisdiction, or (ii) any change that is not publicly announced before, and that becomes effective on or after, the Issue Date or, in the case of a Successor Company, the date such Successor Company assumes all of the Company’s obligations under the Series B Convertible Preferred Shares, or in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction on a date that is after the Issue Date, after such date upon which such jurisdiction becomes a Relevant Taxing Jurisdiction, in an interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental agency, taxing authority or regulatory or administrative authority of such Relevant Taxing Jurisdiction (including the enactment of any legislation and the announcement or publication of any judicial decision or regulatory or administrative interpretation or determination) (each such change or amendment, a “Change in Tax Law”); provided that the Company cannot avoid these obligations by taking commercially reasonable measures available to it (provided that changing the Company’s jurisdiction of organization or domicile shall not be considered a commercially reasonable measure) and further provided that, prior to or simultaneously with the Tax Redemption Notice, the Company delivers to the Holders an Opinion of Counsel of recognized standing in the Relevant Taxing Jurisdiction attesting that the Company has or would become obligated to pay such Additional Amounts as a result of a Change in Tax Law and an Officers’ Certificate attesting that the Company’s obligation to pay Additional Amounts cannot be avoided by taking commercially reasonable measures available to it.

(2)	If the Tax Redemption Date falls after a Regular Dividend Payment Record Date and on or prior to the immediately following Regular Dividend Payment Date, the Company shall, on or, at its election, before such Regular Dividend Payment Date, pay the full amount of accrued and unpaid dividends, and any Additional Amounts with respect to such dividends, due on such Regular Dividend Payment Date to the Holders of the Series B Convertible Preferred Shares on the Regular Dividend Payment Record Date corresponding to such Regular Dividend Payment Date.

(3)	Notwithstanding anything to the contrary herein, neither the Company nor any successor Person may redeem any of the Series B Convertible Preferred Shares pursuant to this Section 8(d) in the case that Additional Amounts are payable in respect of PRC withholding tax and any other tax collected at source at the Applicable PRC Rate or less solely as a result of the Company or its successor Person being considered a PRC tax resident under the PRC Enterprise Income Tax Law.

(e)            Notice of Tax Redemption.

(1)	In the event that the Company exercises its Tax Redemption right pursuant to Section 8(d), it shall fix a date for redemption (the “Tax Redemption Date”), and it shall send, or cause to be sent, a written notice of such Tax Redemption (a “Tax Redemption Notice”) (provided that if, in accordance with Section 8(d), the Company elects to settle all conversions of Series B Convertible Preferred Shares with a Conversion Date that occurs during the period from, and including the date the Tax Redemption Notice is sent to the close of business on the second Scheduled Trading Day immediately before the Tax Redemption Date, then the Company will provide such written notice not less than 30 nor more than 60 calendar days before the Tax Redemption Date) to each Holder of Series B Convertible Preferred Shares. The Tax Redemption Date must be a Business Day.

(2)	The Company shall not give any Tax Redemption Notice earlier than 70 days prior to the earliest date on or from which the Company would be obligated to pay any Additional Amounts, and at the time the Company gives the Tax Redemption Notice, the circumstances creating the Company’s obligation to pay such Additional Amounts must remain in effect. Simultaneously with providing such notice, the Company shall publish a notice containing this information on its website or through such other public medium as it may use at that time.

(3)	The Tax Redemption Notice, if sent in the manner herein provided, shall be conclusively presumed to have been given duly, whether or not the Holder receives such notice. In any case, failure to give such Tax Redemption Notice or any defect in the Tax Redemption Notice to the Holder of any Series B Convertible Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B Convertible Preferred Share.

(4)	Each Tax Redemption Notice shall specify:

i.	the Tax Redemption Date;
ii.	the Tax Redemption Price;
iii.	the settlement method that will apply to all conversions with a Conversion Date that occurs on or after the date the Company sends such Tax Redemption Notice and before the close of business on the second Scheduled Trading Day immediately before the related Tax Redemption Date;
iv.	the place or places where such Series B Convertible Preferred Shares are to be surrendered for payment of the Tax Redemption Price;
v.	that on the Tax Redemption Date, the Tax Redemption Price will become due and payable upon each Series B Convertible Preferred Share to be redeemed, and that the dividends thereon, if any, shall cease to accrue on and after the Tax Redemption Date;
vi.	that Holders may surrender their Series B Convertible Preferred Shares for conversion at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Tax Redemption Date;
vii.	the procedures a converting Holder must follow to convert its Series B Convertible Preferred Shares;
viii.	that Holders have the right to elect not to have their Series B Convertible Preferred Shares redeemed by delivery to the Company, with a copy to the paying agent, of a written notice to that effect not later than the close of business on the second Scheduled Trading Day immediately preceding the Tax Redemption Date;
ix.	that Holders who wish to elect not to have their Series B Convertible Preferred Shares redeemed must satisfy the requirements set forth herein;
x.	that, at and after the Tax Redemption Date, Holders who elect not to have their Series B Convertible Preferred Shares redeemed (a) will not receive any Additional Amounts with respect to payments or deliveries (including dividends and any consideration due in respect of the Fundamental Change Repurchase Price, and whether payable in cash, Class A Ordinary Shares or otherwise) made with respect to such Holders’ Series B Convertible Preferred Shares solely as a result of the Change in Tax Law that resulted in the obligation to pay such Additional Amounts after the Tax Redemption Date and (b) all future payments (including dividends and any consideration due in respect of the Fundamental Change Repurchase Price, and whether payable in cash, Class A Ordinary Shares or otherwise) with respect to the Series B Convertible Preferred Shares will be subject to the deduction or withholding of any taxes of the Relevant Taxing Jurisdiction required by law to be deducted or withheld as a result of such Change in Tax Law; and

xi.	the Conversion Rate and, if applicable, the number of Class A Ordinary Shares added to the Conversion Rate in accordance with Section 7(j).

A Tax Redemption Notice shall be irrevocable and shall not be subject to conditions. In the case of a Tax Redemption, a Holder may convert its Series B Convertible Preferred Shares at any time until the close of business on the second Scheduled Trading Day preceding the Tax Redemption Date.

(f)             Payment of Series B Convertible Preferred Shares Called for Tax Redemption.

(1)	If any Tax Redemption Notice has been given in respect of the Series B Convertible Preferred Shares, the Series B Convertible Preferred Shares shall become due and payable on the Tax Redemption Date at the place or places stated in the Tax Redemption Notice and at the applicable Tax Redemption Price. On presentation and surrender of the Series B Convertible Preferred Shares at the place or places stated in the Tax Redemption Notice, the Series B Convertible Preferred Shares shall be paid and redeemed by the Company at the applicable Tax Redemption Price.

(2)	Prior to 10:00 a.m., New York City time on the Tax Redemption Date, the Company shall segregate and hold in trust an amount of cash in immediately available funds, sufficient to pay the Tax Redemption Price of all of the Series B Convertible Preferred Shares to be redeemed on such Tax Redemption Date. Payment for the Series B Convertible Preferred Shares to be redeemed shall be made on the Tax Redemption Date for such Series B Convertible Preferred Shares.

(g)            Holders’ Right to Avoid Tax Redemption.

Notwithstanding anything to the contrary in Section 8(d), if the Company has given a Tax Redemption Notice, each Holder of Series B Convertible Preferred Shares will have the right to elect that such Holder’s Series B Convertible Preferred Shares will not be subject to a Tax Redemption. If a Holder elects not to be subject to a Tax Redemption, the Company will not be required to pay any Additional Amounts in respect of any payment made with respect to such Holder’s Series B Convertible Preferred Shares solely as a result of the Change in Tax Law that resulted in the obligation to pay such Additional Amounts (including dividends and any consideration due in respect of the Fundamental Change Repurchase Price, and whether payable in cash, Class A Ordinary Shares or otherwise) after the Tax Redemption Date, and all future payments (including dividends and any consideration due in respect of the Fundamental Change Repurchase Price, and whether payable in cash, Class A Ordinary Shares or otherwise) with respect to such Holder’s Series B Convertible Preferred Shares will be subject to the deduction or withholding of any taxes of the Relevant Taxing Jurisdiction required by law to be deducted or withheld as a result of such Change in Tax Law. The obligation to pay Additional Amounts to any electing Holder for periods up to the Tax Redemption Date shall remain subject to the exceptions set forth under Section 8(i). Where no election is made or deemed to be made, the Holder will have its Series B Convertible Preferred Shares redeemed without any further action. Holders electing to not have their Series B Convertible Preferred Shares redeemed must exercise their option to elect to avoid a Tax Redemption by written notice to the Company (with a copy to the paying agent) no later than the close of business on the second Scheduled Trading Day immediately preceding the Tax Redemption Date, provided that a Holder that has complied with the requirements set forth in Section 7(d) prior to the close of business on the second Scheduled Trading Day immediately preceding the Tax Redemption Date will be deemed to have delivered a notice of its election to avoid a Tax Redemption.

(h)            Withdrawal of Notice of Election to Avoid a Tax Redemption.

A Holder may withdraw any notice of election to avoid a Tax Redemption, by delivering to the Company a written notice of withdrawal prior to the close of business on the second Scheduled Trading Day immediately preceding the Tax Redemption Date (or, if the Company fails to pay the Tax Redemption Price on the Tax Redemption Date, such later date on which the Company pays the Tax Redemption Price).

(i)            Additional Amounts. All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to the Series B Convertible Preferred Shares, shall be made without withholding, deduction or reduction for any other collection at source for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied (including any penalties and interest related thereto) (the “Applicable Taxes”), unless such withholding, deduction or reduction is required by law or by other regulation or governmental policy having the force of law (“Applicable Tax Law”). In the event that any such withholding, deduction or reduction is required with respect to any such payments or deliveries (but excluding, for the avoidance of doubt, any payments or deliveries that are made upon conversion of the Series B Convertible Preferred Share, whether made in Class A Ordinary Shares, cash or other consideration (including any payments of cash for any fractional shares or other consideration)) by or within (x) the Cayman Islands, Hong Kong or the People’s Republic of China (or, in each case, any political subdivision or taxing authority thereof or therein), (y) any jurisdiction in which the Company or any successor is, for tax purposes, incorporated, organized or resident or doing business (or any political subdivision or taxing authority thereof or therein) or (z) any jurisdiction from or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein) (each of (x), (y) and (z), as applicable, a “Relevant Taxing Jurisdiction”), the Company shall pay or deliver to the Holder of each Series B Convertible Preferred Share such additional amounts of cash or other consideration, as applicable (the “Additional Amounts”), as may be necessary to ensure that the net amount received by the beneficial owners of the Series B Convertible Preferred Shares after such withholding, deduction or reduction (and after deducting any Applicable Taxes imposed by the Relevant Taxing Jurisdiction on the Additional Amounts) will equal the amounts that would have been received by such beneficial owners had no such withholding, deduction or reduction been required; provided that no Additional Amounts will be payable:

i.        for or on account of:

 (A)           any Applicable Taxes that would not have been imposed but for:

(1)	the existence of any present or former connection between the relevant Holder or beneficial owner of such Series B Convertible Preferred Shares and the Relevant Taxing Jurisdiction, other than merely acquiring or holding such Series B Convertible Preferred Shares, receiving Class A Ordinary Shares, cash or other consideration upon conversion of such Series B Convertible Preferred Shares, or the receipt of payments or the exercise or enforcement of rights thereunder, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)	the presentation of such Series B Convertible Preferred Shares (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the Stated Value of (including the redemption price and the Fundamental Change Repurchase Price, if applicable) or dividends became due and payable pursuant to the terms thereof or was made or duly provided for (except to the extent that the Holder or beneficial owner of such Series B Convertible Preferred Shares would have been entitled to Additional Amounts had such Series B Convertible Preferred Shares been presented on any day on or before the last day of such 30-day period); or

(3)	the failure of the Holder or beneficial owner to comply with a timely written request from the Company or any successor of the Company, addressed to the Holder or beneficial owner, to provide, in each case to the extent such Holder or beneficial owner is legally entitled to do so, certification, information, documents or other evidence concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the Relevant Taxing Jurisdiction to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner; provided that, in the case of Applicable Taxes imposed by the People’s Republic of China, the provision of any certification, information, documents or other evidence described in this clause would not be materially more onerous, in form, in procedure, or in the substance of information disclosed, to a Holder or beneficial owner than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as U.S. Internal Revenue Service Forms W-8BEN, W-8BEN-E and W-9, or any successor forms), and reasonable procedure for the collection of such documentation has been implemented and is in effect at the time that such written request is received;

(B)            any estate, inheritance, gift, sale, transfer, personal property or similar Applicable Taxes;

(C)            any Applicable Taxes that are payable otherwise than by withholding or deduction from payments under or with respect to the Series B Convertible Preferred Shares;

(D)            any Applicable Taxes that are imposed in connection with any payments or deliveries that are made upon conversion of the Series B Convertible Preferred Shares, whether made in Class A Ordinary Shares, cash or other consideration, and including, for the avoidance of doubt, any payments of cash for any fractional shares or other consideration;

(E)            any Applicable Taxes required to be withheld or deducted under Sections 1471 to 1474 of the Code (or any amended or successor versions of such Sections that is substantively comparable and not materially more onerous to comply with) (“FATCA”), any regulations or other official guidance thereunder, any intergovernmental agreement or agreement pursuant to Section 1471(b)(1) of the Code entered into in connection with FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement; or

   (F)        any combination of Applicable Taxes referred to in the preceding clauses (A), (B), (C), (D) or (E); or

ii.	with respect to any payment on such Series B Convertible Preferred Shares, if the Holder is a fiduciary, partnership or Person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in the income under the laws of the Relevant Taxing Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder thereof.

In addition to the foregoing, the Company will also pay and indemnify the Holders and beneficial owners of the Series B Convertible Preferred Shares for any present or future stamp, issue, registration, transfer, value added, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes (including penalties, interest and any other reasonable expenses related thereto) which are levied by any Relevant Taxing Jurisdiction (and in the case of enforcement, any jurisdiction) on the execution, delivery, registration or enforcement of any of the Series B Convertible Preferred Shares or any other document or instrument referred to herein or therein, or the receipt of payments with respect hereto or thereto (limited, solely in the case of taxes, charges or levies (including penalties, interest and any other reasonable expenses related thereto) attributable to the receipt of any payments with respect hereto or thereto, to any such amounts levied by any Relevant Taxing Jurisdiction that are not (x) described in (A), (B), (D) or (E) of clause (i) above (or any combination thereof) or (y) levied on payments described in clause (ii) above). Any such payments and indemnities shall be treated as Additional Amounts payable pursuant to Applicable Tax Law for purposes of Section 8(d) hereof.

If the Company becomes obligated to pay Additional Amounts with respect to any payment under or with respect to the Series B Convertible Preferred Shares, the Company will deliver to the Holder on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Holders promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable; provided that no such Officers’ Certificate will be required prior to any date of payment if there has been no change with respect to the matters set forth in a prior Officers’ Certificate.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Company will provide to the applicable Holders of Series B Convertible Preferred Shares, within 60 days after the date the payment of any Applicable Taxes so deducted or withheld is made, an official receipt or, if official receipts are not reasonably obtainable, such other documentation that provides reasonable evidence of the payment of any Applicable Taxes so deducted or withheld. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available to the Holders of Series B Convertible Preferred Shares.

(b)            Any reference in the Series B Convertible Preferred Shares in any context to any payment shall be deemed to include any payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(c)            The foregoing obligations shall survive any transfer by a Holder or a beneficial owner of its Series B Convertible Preferred Shares and will apply mutatis mutandis to any jurisdiction in which any Successor Company is then, for tax purposes, incorporated, organized or resident or doing business (or any political subdivision or taxing authority thereof or therein) or any jurisdiction from or through which payment under or with respect to the Series B Convertible Preferred Shares is made or deemed made by or on behalf of such Successor Company (or any political subdivision or taxing authority thereof or therein).

(d)            Notwithstanding anything to the contrary herein, the Company shall be entitled to make any withholding or deduction pursuant to FATCA.

(j)            Cleanup Redemption.

(1)            The Company may at its option redeem for cash all but not part of the Series B Convertible Preferred Shares at any time, on a redemption date (the “Cleanup Redemption Date”), if less than 10% of the Series B Convertible Preferred Shares originally issued remains outstanding at such time (such redemption, a “Cleanup Redemption”).

(2)            Notice of Cleanup Redemption. In the case of any Cleanup Redemption, the Company shall give each Holder of the Series B Convertible Preferred Shares not less than 50 Scheduled Trading Days’ but no more than 70 Scheduled Trading Days’ written notice (a “Cleanup Redemption Notice”) prior to the Cleanup Redemption Date, and the redemption drice will be equal to 100% of the Stated Value of the Series B Convertible Preferred Shares to be redeemed (the “Cleanup Redemption Price”), plus accrued and unpaid dividends, if any, to, but excluding, the Cleanup Redemption Date (unless the Cleanup Redemption Date falls prior to the immediately succeeding Regular Dividend Payment Date, in which case the Company shall pay on the Regular Dividend Payment Date the full amount of accrued and unpaid dividends, if any, to the Holder of record as of the close of business on such Regular Record Date, and the Cleanup Redemption Price shall be equal to 100% of the Stated Value of the Series B Convertible Preferred Shares to be redeemed). The Cleanup Redemption Date must be a Business Day. The Company shall send to each Holder written Cleanup Redemption Notice containing certain information, including:

i.	the Cleanup Redemption Date;
ii.	the Cleanup Redemption Price;
iii.	the settlement method that will apply to all conversions with a Conversion Date that occurs on or after the date the Company sends such Cleanup Redemption Notice and before the close of business on the second Scheduled Trading Day immediately before the related Cleanup Redemption Date;
iv.	that on the Cleanup Redemption Date, the Cleanup Redemption Price will become due and payable for each Series B Convertible Preferred Share to be redeemed, and that interest thereon, if any, shall cease to accrue on and after the Cleanup Redemption Date unless the Company defaults in the payment of the Cleanup Redemption Price;
v.	the place or places where the Series B Convertible Preferred Shares subject to such redemption are to be surrendered for payment of the Cleanup Redemption Price;
vi.	that Holders may surrender Series B Convertible Preferred Shares for conversion at any time prior to the close of business on the second Scheduled Trading Day prior to the Cleanup Redemption Date (unless the Company fails to pay the Cleanup Redemption Price, in which case a Holder of Series B Convertible Preferred Shares may convert such Series B Convertible Preferred Shares until such later date on which the Cleanup Redemption Price has been paid or duly provided for); and
vii.	the Conversion Rate and, if applicable, the number of Additional Shares added to the Conversion Rate in accordance with Section 7(j).

Simultaneously with providing such notice of redemption, the Company shall publish a notice containing this information on the Company’s website or through such other public medium as the Company may use at that time.

A Cleanup Redemption Notice shall be irrevocable. The Cleanup Redemption Notice, if given in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Cleanup Redemption Notice or any defect in the Cleanup Redemption Notice to the Holder of any Series B Convertible Preferred Share designated for redemption as a whole or in part shall not affect the validity of the proceedings for the Cleanup Redemption of any other Series B Convertible Preferred Share. With respect to any Series B Convertible Preferred Shares that are converted in connection with Cleanup Redemption, the Company will, under certain circumstances, increase the Conversion Rate for the Series B Convertible Preferred Shares so surrendered for conversion by a number of additional Class A Ordinary Shares as described in Section 7(ki).

(k)            Notice of Redemption at the Option of the Company. Notice of every redemption of Series B Convertible Preferred Shares pursuant to Section 8(a), Section 8(b), Section 8(d) and Section 8(j) shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing in the register of members of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this clause shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of Series B Convertible Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B Convertible Preferred Shares. Each notice of redemption given to a Holder shall state: (1) the redemption date; (2) the number of Series B Convertible Preferred Shares to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(l)            Partial Redemption. In case of any redemption of part of the Series B Convertible Preferred Shares at the time outstanding pursuant to this Section 8, the Series B Convertible Preferred Shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which Series B Convertible Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(m)            Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside for payment by the Company for the benefit of the Holders of any Series B Convertible Preferred Shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date, dividends shall cease to accrue on all Series B Convertible Preferred Shares so called for redemption, all such shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest.

(n)            Financing for Redemption of Series B Convertible Preferred Shares. In the event that any Series B Convertible Preferred Shares remain outstanding from and after the tenth anniversary of the Issue Date, the Holders of Series B Convertible Preferred Shares constituting at least 90% of the Series B Convertible Preferred Shares issued as of the Issue Date (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Convertible Preferred Shares) shall have the right to require the Company (by written notice to the Company) to sell all or a portion of its business and/or to conduct other fundraising or refinancing activities (which shall include, but not be limited to, such Holders, acting collectively, selecting an investment banking firm, subject to the Company’s reasonable prior written consent, to facilitate such activities), and use reasonable best efforts to consummate such sale or to issue equity or debt securities (or obtain other debt financing) in an amount sufficient to redeem in full in cash, and use best endeavors to as soon as reasonably practicable redeem in full in cash, all of the Series B Convertible Preferred Shares then outstanding at a redemption price per share equal to the sum of the Stated Value per Series B Convertible Preferred Share to be redeemed plus an amount per share equal to accrued but unpaid dividends on such Series B Convertible Preferred Shares after the immediately preceding Regular Dividend Payment Date to but excluding the date of redemption.  For the avoidance of doubt, this Section 8(f) and such right of such Holders of Series B Convertible Preferred Shares described above shall immediately terminate, lapse and be of no further force or effect upon the conversion by one or more Holders of Series B Convertible Preferred Shares of, collectively, more than 10% of the Series B Convertible Preferred Shares issued as of the Issue Date (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Convertible Preferred Shares).

Section 9.      Anti-Dilution Provisions.

(a)           Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances, except that no adjustments to the Conversion Rate shall be made if Holders of the Series B Convertible Preferred Shares participate, at the same time and upon the same terms as Holders of Ordinary Shares and solely as Holders of Series B Convertible Preferred Shares, in any transaction described in this Section 9(a), without having to convert their Series B Convertible Preferred Shares, as if such Holders held a number of Class A Ordinary Shares into which their Series B Convertible Preferred Shares would be converted if such shares were converted pursuant to the provisions of Section 7 hereof immediately prior to any such transaction:

(1)           the issuance of Ordinary Shares as a dividend or distribution to all or substantially all Holders of Ordinary Shares, or a subdivision or combination of Ordinary Shares or a reclassification of Ordinary Shares into a greater or lesser number of Ordinary Shares, in which event the Conversion Rate will be adjusted based on the following formula:

where,

CR0      =      the Conversion Rate in effect immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

CR1      =      the new Conversion Rate in effect immediately after the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

OS0      =      the number of Ordinary Shares outstanding immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1      =        the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, the completion of such event (including, for the avoidance of doubt, a number of Ordinary Shares equal to OS0 in the event of a dividend or distribution that does not involve the surrender or exchange of Ordinary Shares).

Any adjustment made pursuant to this clause (1) shall be effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2)           If the Company issues to all or substantially all holders of the Class A Ordinary Shares of the Company (directly or in the form of ADSs) any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase Class A Ordinary Shares (directly or in the form of ADSs) of the Company at a price per Class A Ordinary Share that is less than the average of the Last Reported Sale Prices of the Class A Ordinary Shares or the ADSs, as the case maybe (divided by, in the case of the ADSs, the number of Class A Ordinary Shares then represented by one ADS on each relevant Trading Day) or to subscribe for or purchase Class A Ordinary Shares of the Company, at a price per Class A Ordinary Share less than the average of the Last Reported Sale Prices of such Class A Ordinary Share, in each case, over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

Where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Class A Ordinary Shares for such issuance;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of Class A Ordinary Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of the Class A Ordinary Shares of the Company (directly or in the form of ADSs) issuable pursuant to such rights, options or warrants; and

Y	=	the number of the Class A Ordinary Shares of the Company equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the quotient of (a) the average of the Last Reported Sale Prices of the Class A Ordinary Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants on each such Trading Day.

Any increase made under this Section 9(a)(2) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that Class A Ordinary Shares of the Company (directly or in the form of ADSs) are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of the Class A Ordinary Shares of the Company actually delivered (directly or in the form of ADSs). If such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in had the increase to the Conversion Rate for such issuance been made on the basis of only the rights, options or warrants, if any, actually issued.

For purposes of this Section 9(a)(2), in determining whether any rights, options or warrants entitle the Holders to subscribe for or purchase Class A Ordinary Shares (directly or in the form of ADSs) of the Company at a price per Class A Ordinary Share that is less than such average of the Last Reported Sale Prices of the Class A Ordinary Shares or the ADSs (divided by, in the case of ADSs, the number of Class A Ordinary Shares represented by one ADS on each relevant Trading Day) or to subscribe for or purchase the Class A Ordinary Shares at a price per Class A Ordinary Share less than such average of the Last Reported Sale Prices of the Class A Ordinary Shares, in each case, over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such Class A Ordinary Shares or ADSs, as the case may be, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(3)           the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Ordinary Shares (subject to an exception for cash in lieu of fractional shares) any class of Capital Shares (other than Ordinary Shares as covered by Section 9(a)(1)), evidences of its indebtedness, assets, other property or securities or rights, options or warrants to acquire Capital Shares or other securities, but excluding (A) dividends or distributions referred to in Section 9(a)(1) hereof, (B) dividends or distributions paid exclusively in cash, and (C) Spin-Off Transactions as to which the provision set forth below in this 0 shall apply (any of such Capital Shares, indebtedness, assets, property or rights, options or warrants to acquire Ordinary Shares or other securities, hereinafter in this 0 called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close Of Business on the Record Date for such dividend or distribution;

CR1	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0	=	the Closing Price on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C	=	(x) the fair market value (as determined in good faith by the Board) of the portion of Distributed Property distributed with respect to each outstanding Ordinary Shares on the Record Date for such dividend or distribution,; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each Holder of Series B Convertible Preferred Shares on the date the applicable Distributed Property is distributed to holders of Ordinary Shares, but without requiring such Holder to convert its Series B Convertible Preferred Shares, the amount of Distributed Property such Holder would have received had such holder owned a number of Ordinary Shares equal to the Conversion Rate on the Record Date fixed for determination for shareholders entitled to receive such distribution; provided, further, that if C is equal to or less than zero (0), the foregoing adjustment shall not be made.

With respect to an adjustment pursuant to this 0 in connection with a Spin-Off Transaction, the Conversion Rate in effect immediately prior to the effective date of the Spin-Off Transaction shall be adjusted based on the following formula:

where,

CR0	=	(x) the Distribution Ratio, multiplied by (y) the Conversion Rate in effect immediately prior to the Close of Business on the effective date of the Spin-Off Transaction;

CR1	=	the new Conversion Rate in effect immediately after the Close of Business on the effective date of the Spin-Off Transaction;

FMV	=	(x) (1) the Distribution Ratio, multiplied by (2) the arithmetic average of the volume-weighted average prices for a share or similar equity interest distributed to holders of Ordinary Shares on the principal United States securities exchange on which such share or equity interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share or equity interest on such Trading Day determined, using a volume-weighted average method (“VWAP”), by a nationally recognized investment banking firm (unaffiliated with the Company) retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Spin-Off Transaction,; provided that if FMV is equal to or less than zero (0), the foregoing adjustment shall not be made; and

MP0	=	(x) the Distribution Ratio, multiplied by (y) the arithmetic average of the VWAP for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Spin-Off Transaction.

(4)           If any cash dividend or distribution is made to all or substantially all holders of the Class A Ordinary Shares (directly or in the form of ADSs), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Class A Ordinary Shares for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Class A Ordinary Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per Class A Ordinary Share the Company distributes to all or substantially all holders of the Class A Ordinary Shares (directly or in the form of ADSs) (for the avoidance of doubt, without giving effect to any applicable fees and expenses payable to, or withheld by, the ADS Depositary with respect to such distribution).

Any increase pursuant to this Section 9(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Series B Convertible Preferred Share shall receive, at the same time and upon the same terms as holders of the Class A Ordinary Share , the amount of cash that such Holder would have received if such Holder owned a number of Class A Ordinary Shares based on the Conversion Rate on the Record Date for such cash dividend or distribution.

(5)           If the Company or any of its Subsidiaries or consolidated affiliated entities make a payment in respect of a tender or exchange offer for the Class A Ordinary Shares of the Company (directly or in the form of ADSs) (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act or any successor rule), to the extent that the Tender/Exchange Offer Consideration (as defined below) included in the payment per Class A Ordinary Share exceeds the average of the Last Reported Sale Prices of the Class A Ordinary Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors thereof in good faith and as of the time such tender or exchange offer expires (the “Tender/Exchange Offer Consideration”)) paid or payable for Class A Ordinary Shares or ADSs, as the case may be, purchased in such tender or exchange offer;

OS0	=	the number of Class A Ordinary Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Class A Ordinary Shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Class A Ordinary Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Class A Ordinary Shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Class A Ordinary Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 9(a)(5) shall occur with effect as of the close of business on the 10th consecutive Trading Day immediately following, and including, the Trading Day immediately following the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 9(a)(5) with respect to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the expiration date of such tender or exchange offer to, and including such Conversion Date in determining the Conversion Rate.

(b)           Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one Class A Ordinary Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c)           When No Adjustment Required.

(1)           Except as otherwise expressly provided in this Section 9, the Conversion Rate will not be adjusted for the issuance of Ordinary Shares or any securities convertible into or exchangeable or exercisable for Ordinary Shares or carrying the right to purchase any of the foregoing, or for the repurchase or redemption of Ordinary Shares.

(2)           Except as otherwise expressly provided in this Section 9, no adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(3)           Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A)           upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Ordinary Shares under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)           upon the issuance of any Ordinary Shares or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C)           upon the issuance of any Ordinary Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)           for a change in the par value of the Ordinary Shares; or

(E)           for accrued and unpaid dividends on the Series B Convertible Preferred Shares.

(d)           Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e)           Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 9 under more than one subsection hereof (other than where Holders of Series B Convertible Preferred Shares are entitled to elect the applicable adjustment, in which case such election shall control), such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 9 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)            Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 9, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of Ordinary Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

(g)           Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 9, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 9(f):

(1)           compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2)           provide a written notice to the Holders of the Series B Convertible Preferred Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h)           Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Series B Convertible Preferred Shares to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 9(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Ordinary Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series B Convertible Preferred Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent, if other than the Company, shall not be responsible for any failure of the Company to issue, transfer or deliver any Ordinary Shares pursuant to the conversion of Series B Convertible Preferred Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 9.

(i)            Fractional Shares. No fractional Class A Ordinary Shares will be delivered to the Holders of Series B Convertible Preferred Shares upon conversion. In lieu of fractional shares otherwise issuable, Holders of Series B Convertible Preferred Shares will be entitled to receive an amount in cash equal to the fraction of a Class A Ordinary Share, multiplied by the Closing Price of the Class A Ordinary Shares on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Class A Ordinary Shares to be delivered to a Holder of Series B Convertible Preferred Shares upon the conversion of such Holder’s Series B Convertible Preferred Shares will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of Series B Convertible Preferred Shares of such Holder that are being converted on any single Conversion Date.

(j)            Reorganization Events. In the event of:

(1)           any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which the Ordinary Shares (but not the Series B Convertible Preferred Shares) is changed or converted into, or exchanged for, cash, securities or other property of the Company or another person;

(2)           any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Ordinary Shares (but not the Series B Convertible Preferred Shares) is converted into cash, securities or other property; or

(3)           any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Ordinary Shares (but not the Series B Convertible Preferred Shares) into other securities,

(each of which is referred to as a “Reorganization Event”) each Series B Convertible Preferred Shares outstanding immediately prior to such Reorganization Event will, without the consent of the Holders of Series B Convertible Preferred Shares (unless otherwise required by the any Mutual Undertaking Letter Agreement as entered into between the Company and any Holder) and subject to Section 9(k), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such Series B Convertible Preferred Shares would have received in such Reorganization Event had such Holder converted its Series B Convertible Preferred Shares into the applicable number of Class A Ordinary Shares immediately prior to the effective date of the Reorganization Event, assuming that such Holder is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Ordinary Shares held by Affiliates of the Company and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Ordinary Shares held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 9(j), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Ordinary Shares.

(k)           Exchange Property Election. In the event that the holders of the Ordinary Shares have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property that the Holders of Series B Convertible Preferred Shares shall be entitled to receive shall be determined by the Holders of at least 75% of the outstanding Series B Convertible Preferred Shares on or before the earlier of (i) the deadline for elections by holders of Ordinary Shares and (ii) two Business Days before the anticipated effective date of such Reorganization Event. The number of units of Exchange Property for each Series B Convertible Preferred Shares converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Ordinary Shares and based on the per share amount as of the effective date of the Reorganization Event, determined as if the references to “ Ordinary Shares” herein were to “units of Exchange Property.”

(l)            Successive Reorganization Events. The above provisions of Section 9(j) and Section 9(k) shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any Capital Shares (or capital any other issuer) received by the holders of the Ordinary Shares in any such Reorganization Event.

(m)           Reorganization Event Notice. The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of Series B Convertible Preferred Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.

(n)           The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Convertible Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 9, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Convertible Preferred Shares into shares of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, or in the case of a Reorganization Event described in Section 9(j)(1), an exchange of Series B Convertible Preferred Shares for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided herein.

Section 10.      Reservation of Shares; Listing; Information Requirements.

(a)           The Company shall at all times when the Series B Convertible Preferred Shares shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series B Convertible Preferred Shares, such number of its authorized but unissued Class A Ordinary Shares as will from time to time be sufficient to permit the conversion of all outstanding Series B Convertible Preferred Shares. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series B Convertible Preferred Shares, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company.

(b)           The Company covenants that it will, at its cost, obtain approval to list (i) the maximum number of ADSs deliverable upon conversion of the Series B Convertible Preferred Shares on The Nasdaq Global Market and (ii) the Class A Ordinary Shares representing by such maximum number of ADSs on the Hong Kong Stock Exchange. The Company shall register such number of the Class A Ordinary Shares as is listed on the Hong Kong Stock Exchange pursuant to this paragraph on the Hong Kong Share Register in the Person or Persons designated in the Notice of Conversion as the holder of the Class A Ordinary Shares in order to facilitate their listing and trading on the Hong Kong Stock Exchange.

(c)           Rule 144A Information Requirement and Annual Reports

At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as the Series B Convertible Preferred Shares, any ADSs (or Class A Ordinary Shares in lieu thereof) deliverable upon conversion thereof, if any, or any Class A Ordinary Shares represented thereby or deliverable in lieu thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3)under the Securities Act, shall, upon written request, provide to any holder, beneficial owner or prospective purchaser of such Series B Convertible Preferred Shares, the Class A Ordinary Shares or ADSs deliverable upon conversion of such Series B Convertible Preferred Shares or Class A Ordinary Shares represented thereby or deliverable in lieu thereof (as the case may be), the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Series B Convertible Preferred Shares, Class A Ordinary Shares or ADSs or such Class A Ordinary Shares represented thereby or deliverable in lieu thereof pursuant to Rule 144A. The Company (or its successor) shall take such further action as any Holder or beneficial owner of such Series B Convertible Preferred Shares, such ADSs or such Class A Ordinary Shares in lieu thereof may reasonably request, to the extent from time to time required to enable such Holder or beneficial owner to sell such Series B Convertible Preferred Shares, ADSs or Class A Ordinary Shares represented thereby or deliverable in lieu thereof (as the case may be) in accordance with Rule 144A, as such rule may be amended from time to time.

Section 11.      Notices.

Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, attention: Chief Executive Officer and General Counsel, or (ii) if to a Holder of Series B Convertible Preferred Shares, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as such Holder may provide to the Company in accordance with this Section 11.

Section 12.      Certain Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Additional Amounts” shall have the meaning specified in Section 8(i).

“Additional Shares” shall have the meaning specified in Section 7(i).

“ADS” means, an American Depository Share of the Company (each representing 8 Class A Ordinary Shares).

“Affiliate” with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Applicable PRC Rate” means (i) in the case of deduction or withholding of PRC enterprise income tax, 10%, (ii) in the case of deduction or withholding of PRC individual income tax, 20%, (iii) in the case of deduction or withholding of PRC value added tax, 6%, (iv) in the case of deduction or withholding of both PRC enterprise income tax and PRC value added tax, 16%, or (v) in the case of deduction or withholding of both PRC individual income tax and PRC value added tax, 26%.

“Applicable Taxes” shall have the meaning specified in Section 8(i).

“Applicable Tax Law” shall have the meaning specified in Section 8(i).

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York, the PRC or Hong Kong generally are authorized or required by law or other governmental actions to close.

“Capital Shares” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the Company.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“CCASS” means Central Clearing and Settlement System of the Hong Kong Stock Exchange.

“Change of Control”, as to any Holder of Series B Convertible Preferred Shares, shall mean the occurrence of any of the following during a Change of Control Period:

(a)           (1)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than:

(x)	the Company and its Subsidiaries, and

(y)	any party (together with any other “person” or “group” subject to aggregation of the Class A ordinary share capital of the Company (including Class A ordinary share capital held in the form of ADSs) with such party under Section 13(d) of the Exchange Act) that has filed a Schedule 13D with the Securities and Exchange Commission pursuant to the Exchange Act indicating that, as of the Issue Date, such party is the “beneficial owner” of at least 20.0% of the voting power of the Company’s Class A ordinary share capital (including Class A ordinary share capital held in the form of ADSs) (such party a “Major Shareholder”), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” of the Class A ordinary share capital (including Class A ordinary share capital held in the form of ADSs) of the Company representing more than 50.0% of the number of the Class A shares outstanding (including Class A Ordinary Shares held in the form of ADSs) of the Company; or

(2) any Major Shareholder (together with any other “person” or “group” subject to aggregation of the Class A Ordinary Share capital (including ordinary share capital held in the form of ADSs) of the Company with such Major Shareholder under Section 13(d) of the Exchange Act) has become the direct or indirect “beneficial owners” of the Class A Ordinary Share capital (including Class A Ordinary Share capital held in the form of ADSs) of the Company representing, in the aggregate, more than 66.67% of the voting power of the Class A ordinary share capital (including Class A ordinary share capital held in the form of ADSs) of the Company;

provided that, as used in this clause (a)(1), the term “beneficial owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act;

(b)	the consummation of (1) any recapitalization, reclassification or change of the Class A Ordinary Shares or the ADSs (other than changes resulting from a subdivision or combination) as a result of which the Class A Ordinary Shares or the ADSs would be converted into, or exchanged for, stock, other securities, other property or assets; (2) any share exchange, consolidation or merger of the Company, or any similar transaction, pursuant to which the Class A Ordinary Shares or the ADSs will be converted into cash, securities or other property; or (3) any conveyance, sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s wholly-owned Subsidiaries; provided, however, that a transaction described in clause (2) in which the holders of all classes of the Class A Ordinary Share capital of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-à-vis each other as ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (b);

(c)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company (other than in a transaction described in clause (b) above); or

(e)	(i) there is any change in or amendment to the laws, regulations and rules of the People’s Republic of China (including any political subdivision or regulatory authority thereof or therein) or the official interpretation or official application thereof (any such event, a “Change in Law”) that results in (x) the Company, the Company’s Subsidiaries and its consolidated affiliated entities (collectively, the “Company Group”) (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Company Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the Company’s consolidated financial statements for the most recent fiscal quarter and (y) the Company being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Company Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the Company’s consolidated financial statements for the most recent fiscal quarter and (ii) the Company has not furnished to the holder, prior to the date that is six months after the date of the Change in Law, an opinion from an independent financial advisor or an independent legal counsel stating either (x) that the Company is able to continue to derive substantially all of the economic benefits from the business operations conducted by the Company Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in the Company’s consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of the Company Group) or (y) that such Change in Law would not materially adversely affect the Company’s ability to make divident payments on the Series B Convertible Preferred Shares when due or to convert the Series B Convertible Preferred Shares in accordance herewith;

provided, however, that a transaction or event described in clause (a) or (b) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by holders of the Class A Ordinary Shares (excluding cash payments for fractional Class A Ordinary Shares) in the transaction or event that would otherwise constitute a Change of Control consists of Class A Ordinary Shares of Common Equity or ADSs in respect of Common Equity that are listed on The New York Stock Exchange, the NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or that will be so listed when issued or exchanged in connection with such transaction or event that would otherwise constitute a Change of Control, and as a result of such transaction or event, the Series B Convertible Preferred Shares become convertible into such consideration, excluding cash payments for any fractional Class A Ordinary Shares (subject to settlement in accordance with the provisions of Section 7); for the avoidance of doubt, an event that is not considered a Change of Control pursuant to this proviso shall not be a Change of Control solely because such event could also be subject to clause (a) above.

“Change of Control Period” shall mean the period commencing on (but excluding) March 31, 2027, and ending on (and including) September 30, 2031.

“Change in Law” shall have the meaning set forth in the definition of “Change of Control”.

“Change in Tax Law” shall have the meaning ascribed to it in Section 8(d).

“Class A Ordinary Shares” shall have the meaning ascribed to it in Section 3.

“Class B Ordinary Shares” shall have the meaning ascribed to it in Section 3.

“Cleanup Redemption” shall have the meaning specified in Section 8(j)(1).

“Cleanup Redemption Date” shall have the meaning specified in Section 8(j)(1).

“Cleanup Redemption Price” shall have the meaning specified in Section 8(j)(2).

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Closing Price” shall mean the price per share of the final trade of the Class A Ordinary Shares on the applicable Trading Day on the principal national securities exchange on which the Class A Ordinary Shares is listed or admitted to trading.

“Code” shall have the meaning ascribed to it in Section 7(i)(2).

“Common Equity” of any Person means ordinary share capital or Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Company” shall have the meaning ascribed to it in the preamble.

“Company Group” has the meaning set forth in the definition of “Change of Control”.

“Constituent Person” shall have the meaning ascribed to it in Section 9(j).

“Conversion Agent” shall have the meaning ascribed to it in Section 17.

“Conversion Date” shall have the meaning ascribed to it in Section 7(f).

“Conversion Obligation” shall have the meaning ascribed in Section 7(a).

“Conversion Price” means US$6.80.

“Conversion Rate” means, for each Series B Convertible Preferred Share, 146.9886 Class A Ordinary Shares, subject to adjustment in accordance with the provisions hereof.

“Distributed Entity” means any Subsidiary of the Company distributed in a Spin-Off Transaction.

“Distributed Property” shall have the meaning ascribed to it in Section 9(a)(3).

“Distribution Ratio” means the number of shares (or fraction of a share) of the Distributed Entity received in respect of or in exchange for, as applicable, an Ordinary Share in the Spin-Off Transaction.

“Effective Date” shall have the meaning specified in Section 7(i)(3), except that, as used in Section 9, “Effective Date” means the first date on which Class A Ordinary Shares or ADSs trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Exchange Property” shall have the meaning ascribed to it in Section 9(j)(3).

“Ex-Dividend Date” means the first date on which the Class A Ordinary Shares or ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Class A Ordinary Shares or ADSs on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“FATCA” shall have the meaning specified in Section 8(i)(E).

“Form of Assignment and Transfer” means shall have the meaning ascribed to it in Section 20.

“Form of Notice of Conversion” shall have the meaning ascribed to it in Section 7(b).

“Fundamental Change” shall be deemed to occur upon the occurrence of either a Change of Control or a Termination of Trading.

“Fundamental Change Repurchase Date” means the date of the Fundamental Change Repurchase Notice.

“Fundamental Change Repurchase Price” shall have the meaning ascribed to it in Section 8(c)(1).

“Holder” as applied to any Series B Convertible Preferred Share, or other similar terms (but excluding the term “beneficial holder”), shall mean any Person in whose name at the time a particular Series B Convertible Preferred Share is registered on the Register of Members.

“Hong Kong Share Register” means the Hong Kong branch register of members of the Company maintained by the Hong Kong Share Registrar.

“Hong Kong Share Registrar” means the share registrar engaged by the Company to maintain the branch register of members in Hong Kong for the Class A Ordinary Shares, which shall initially be Computershare Hong Kong Investor Services Limited.

“Hong Kong Stock Exchange” means the Main Board of The Stock Exchange of Hong Kong Limited.

“Issue Date” shall mean the Closing Date (as defined in the Share Subscription Agreement,), such date being the date on which the Series B Convertible Preferred Shares are first issued in accordance with the terms of such Share Subscription Agreement.

“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Company or any of its Subsidiaries, (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing and (f) all prepayment penalties, fees, premiums and/or make-whole amounts payable in respect of any of the foregoing.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Junior Shares” shall have the meaning ascribed to it in Section 3.

“Last Reported Sale Price” of the ADSs or a Class A Ordinary Share on any date, means, the closing sale price per ADS or Class A Ordinary Share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Ordinary Shares or the ADSs are listed. If the Class A Ordinary Shares or the ADSs are no longer listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Class A Ordinary Shares or ADSs in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Class A Ordinary Shares or the ADSs are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Class A Ordinary Shares or the ADSs on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Major Shareholder” has the meaning set forth in the definition of “Change of Control”.

“Make-Whole Fundamental Change” means (i) any transaction or event described in clause (a), (b), (c) or (d) of the definition of Change of Control (determined after giving effect to any exceptions to or exclusions from such definition, including in the proviso immediately succeeding clause (e) of the definition thereof, but without regard to the proviso in clause (b) of the definition thereof), (ii) any Trigger Event or (iii) any Termination of Trading, but which, for the avoidance of doubt, will exclude any optional redemption by the Company in accordance with Section 8(a).

“Memorandum and Articles” means, collectively, the Amended and Restated Memorandum of Association of the Company and the Amended and Restated Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Mutual Undertaking Letter Agreement” means the Mutual Undertaking Letter Agreement between the Company and the investor named therein (as may be amended from time to time in accordance therewith).

“Non-Conversion Period” shall have the meaning ascribed in Section 7(a).

“Officer” means, with respect to the Company, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, General Counsel or the Secretary of the Company or, a person duly authorized under applicable law by the board of directors, general partner, managers, members or a similar body to act on behalf of the Company.

“Officers’ Certificate,” when used with respect to the Company, means a certificate that is delivered that is signed by one or more Officers of the Company.

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be counsel to the Company, or other counsel who is reasonably acceptable to the Company, that is delivered hereunder, which opinion may contain customary exceptions and qualifications as to matters set forth therein.

“Optional Conversion Date” shall have the meaning ascribed to it in Section 7(e).

“Ordinary Shares” shall have the meaning ascribed to it in Section 3.

“Parity Shares” shall have the meaning ascribed to it in Section 3.

“Permitted Exchange” means the Hong Kong Stock Exchange, any U.S. Exchange, the London Stock Exchange or The Singapore Exchange Securities Trading Limited (or any of their respective successors).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof.

“PIK Rate” shall have the meaning ascribed to it in Section 4(a).

“PIK Shares” shall have the meaning ascribed to it in Section 4(e).

“Preferred Shares” shall mean any and all series of preferred shares of the Company, including the Series A Convertible Preferred Shares and the Series B Convertible Preferred Shares.

“Record Date” shall mean, (i) with respect to any Regular Dividend, the Regular Dividend Payment Record Date and (ii) with respect to any dividend, distribution or other transaction or event in which the holders of Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, the provisions hereof or otherwise).

“Redemption Notice” means a notice of redemption with regard to a Tax Redemption, Cleanup Redemption or Optional Redemption, as the context requires.

“Redemption Reference Price” shall have the meaning ascribed to it in Section 8(i)

“Regular Dividends” shall have the meaning ascribed to it in Section 4(a).

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Regular Dividend Payment Record Date” shall have the meaning ascribed to it in Section 4(h).

“Regular Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Regular Dividend Rate” shall have the meaning ascribed to it in Section 4(a).

“Relevant Taxing Jurisdiction” shall have the meaning specified in Section 8(i).

“Reorganization Event” shall have the meaning ascribed to it in Section 9(j).

“Resale Restriction Termination Date” shall have the meaning specified in Section 20.

“Restricted Securities” shall have the meaning specified in Section 20.

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series B Convertible Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified shares”, “disqualified capital shares”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series B Convertible Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified shares”, “disqualified capital shares”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series B Convertible Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified shares”, “disqualified capital shares”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series B Convertible Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified shares”, “disqualified capital shares”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the ADSs or the Class A Ordinary Shares are listed or admitted for trading. If the ADSs or the Class A Ordinary Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a “Business Day.”

“Series B Convertible Preferred Shares” shall have the meaning ascribed to it in Section 1.

“Share Price” shall have the meaning ascribed to it in Section 7(j).

“Share Subscription Agreement” means Share Subscription Agreement, dated as of January 30, 2026, entered into by and among the Company and the other parties thereto.

“Spin-Off Transaction” means any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of Ordinary Shares, whether by means of a spin-off, split-off, redemption, reclassification, exchange, share dividend, share distribution, rights offering or similar transaction.

“Stated Value” shall have the meaning ascribed to it in Section 4(a).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Company” means, the resulting, surviving or transferee Person, in respect of whom the Company has consolidated, merged with or into, or sold, conveyed, transferred or leased all or substantially all of the consolidated assets of the Company, its Subsidiaries and its consolidated affiliated entities, taken as a whole.

“Tax Redemption” shall have the meaning ascribed to it in Section 8(d)(1).

“Tax Redemption Date” shall have the meaning ascribed to it in Section 8(e)(1).

“Tax Redemption Notice” shall have the meaning ascribed to it in Section 8(e)(1).

“Tax Redemption Price” means for any Series B Convertible Preferred Shares to be redeemed pursuant to Section 8(d), the Stated Value of such Series B Convertible Preferred Shares, plus accrued and unpaid dividends, if any, to, but excluding, the Tax Redemption Date including, for the avoidance of doubt, any Additional Amounts with respect to such amount.

“Termination of Trading” shall be deemed to occur if both (i) the ADSs (or the Class A Ordinary Shares or other common equity into which the Series B Convertible Preferred Shares are then convertible) cease to be listed on The NASDAQ Global Market (or its successor or another U.S. Exchange) and (ii) the Class A Ordinary Shares (or other common equity or depositary shares into which the notes are then convertible) cease to be listed on the Hong Kong Stock Exchange (or its successor or another Permitted Exchange).

“Trading Day” shall mean any Business Day on which the Class A Ordinary Shares or the ADS is traded, or able to be traded, on the principal national securities exchange on which the Class A Ordinary Shares or the ADS is listed or admitted to trading.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the relevant date of redemption or, if such statistical release is no longer published, any publicly available source or similar market data selected by the Company in good faith) most nearly equal to the period from the relevant date of redemption to the Regular Dividend Payment Date immediately preceding the third anniversary of the Issue Date; provided, however, that if the period from such date of redemption to such Regular Dividend Payment Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to such Regular Dividend Payment Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trigger Event” shall mean, where the Company has applied and announced to voluntarily convert its listing on the Hong Kong Stock Exchange to a dual-primary listing, the receipt by the Company from the Hong Kong Stock Exchange of any written determination, ruling, decision or notification to the Company that approval or acknowledgment for such application for dual-primary listing is contingent upon and subject to the termination of any or all of the rights attaching to the Series B Convertible Preferred Shares or that approval or acknowledgment of such application shall not be provided for so long as any or all of the rights attaching to the Series B Convertible Preferred Shares persist.

“VWAP” shall mean the volume weighted average price.

Section 13.      Headings. The headings of the paragraphs herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 14.      Record holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any Series B Convertible Preferred Share as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 15.      Notices. All notices or communications in respect of the Series B Convertible Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the Memorandum and Articles or by applicable law or regulation. Notwithstanding the foregoing, if the Series B Convertible Preferred Shares are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the Holders of the Series B Convertible Preferred Shares in any manner permitted by such facility.

Section 16.      Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 17.      Conversion Agent. The duly appointed conversion agent, transfer agent, registrar and paying agent for the Series B Convertible Preferred Shares shall initially be the Company (the “Conversion Agent”). The Company may, in its sole discretion, appoint a successor conversion agent at its discretion, and may remove any such Conversion Agent; provided that the Company shall appoint a successor Conversion Agent who shall accept such appointment prior to the effectiveness of any such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Series B Convertible Preferred Shares.

Section 18.      Severability. If any term of the Series B Convertible Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 19.      Other Rights. The Series B Convertible Preferred Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law and regulation.

Section 20.      Transfer Rights; Restrictions on Transfer. The Series B Convertible Preferred Shares may not be sold or otherwise transferred except as described in the Mutual Undertaking Letter Agreement.

The Series B Convertible Preferred Shares or Class A Ordinary Shares (together with any ADSs (including the Class A Ordinary Shares represented thereby) delivered upon conversion of the Series B Convertible Preferred Shares that are required to be subject to certain transfer restrictions, collectively, the “Restricted Securities”), until the date (the “Resale Restriction Termination Date”) that is the later of (1) the date that is one year after the Issue Date, or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereto, and (2) such later date, if any, as may be required by applicable law, be subject to a legend in substantially the following form (unless such Series B Convertible Preferred Shares have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS NOT, AND HAS NOT BEEN FOR THE IMMEDIATELY PRECEDING THREE MONTHS, AN AFFILIATE OF GDS HOLDINGS LIMITED (THE “COMPANY”), AND

2)	AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE ISSUE DATE HEREOF, EXCEPT:

A.	TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

B.	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

C.	TO A NON-U.S. PERSON LOCATED OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR

D.	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) OR 2(D) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT ) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR OWN THIS CONVERTIBLE PREFERRED SHARE, THE CLASS A ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES DELIVERABLE UPON CONVERSION HEREOF, IF ANY, AND THE CLASS A ORDINARY SHARES REPRESENTED THEREBY OR DELIVERABLE IN LIEU THEREOF, OR A BENEFICIAL INTEREST HEREIN OR THEREIN.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE MUTUAL UNDERTAKING LETTER AGREEMENT ENTERED INTO AMONG THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES. SUCH SECURITIES MAY NOT BE, DIRECTLY OR IN-DIRECTLY, TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.

No transfer of any Series B Convertible Preferred Shares prior to the Resale Restriction Termination Date will be registered by the Company unless the applicable box on the Form of Assignment and Transfer (“Form of Assignment and Transfer”) has been checked and any applicable contractual lock-up obligation on the Holder has expired or been waived. The Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer.

(1)           Prior to the Resale Restriction Termination Date, the Holder may not convert the Series B Convertible Preferred Shares into ADSs, but only into Class A Ordinary Shares, which shall be subject to restrictions as described herein. Prior to the Resale Restriction Termination Date, Class A Ordinary Shares received upon conversion of the Series B Convertible Preferred Shares may not be, and each Holder agrees it shall not deposit, such shares into ADSs until such time as such Class A Ordinary Shares are no longer “restricted securities” and may be freely tradeable under Rule 144, unless and until such Class A Ordinary Shares have been registered pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company.

Prior to the Resale Restriction Termination Date, the Class A Ordinary Shares deliverable upon conversion shall be subject to the same transfer restrictions as described in the legend in this Section and as imposed by the Hong Kong Share Registrar, unless the Series B Convertible Preferred Share or such Class A Ordinary Share has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Class A Ordinary Shares in lieu thereof have been issued upon conversion of Series B Convertible Preferred Shares that have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 under the Securities Act or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company and the Hong Kong Share Registrar.

Any Series B Convertible Preferred Share, Class A Ordinary Share or ADS delivered upon the conversion or exchange of a that is repurchased or owned by any Affiliate (or a Holder that was the Company’s Affiliate at any time during three months immediately preceding the resale) of the Company may not be resold by such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act in a transaction that results in such Series B Convertible Preferred Share, Class A Ordinary Share or ADS, as the case may be, no longer being a “restricted security” (as defined under Rule 144 under the Securities Act). The Company shall cause any Series B Convertible Preferred Share that is redeemed or owned by it to cancelled. Upon the Company’s determination of the Resale Restriction Termination Date, the Company shall the Holders of the Series B Convertible Preferred Shares with prompt prior written notice of such Resale Restriction Termination Date.